Exhibit 10.1

November 17, 2004

Mr. Christopher E. Herald
Solitario Resources Corporation
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 80033

Re: Strategic Alliance

Mr. Herald:
In regard to your recent discussions with Mr. Steve Aaker, the following are the terms for this binding Letter of Intent to be effective November 17, 2004 by and between Newmont Overseas Exploration Limited, a Delaware corporation ("Newmont") and Solitario Resources Corporation, a Colorado corporation ("Solitario"). After execution of this Letter of Intent, Newmont and Solitario shall diligently proceed with the negotiation and execution of a definitive agreement (the "Agreement") sufficient to carry out the terms set out herein, which Agreement shall include such other provisions as are necessary or customary for agreements of this type and as are acceptable to the parties.

The "Effective Date" as used herein shall be the effective date established on execution of the Agreement.

1.     Private Placement. Upon execution of the Agreement, Newmont, or its designated affiliate, will subscribe for 2,700,000 shares of common stock of Solitario from treasury by paying CD$4,590,000 (the "Private Placement Funds"). This represents a deemed price of CD$1.70 per Solitario common share. The CD$4,590,000 payment will be made on delivery by Solitario of a share certificate representing the 2,700,000 common shares. The parties acknowledge that the Solitario common shares to be issued hereunder will not be registered under the U.S. securities law and will be subject to resale restrictions imposed under applicable Canadian and U.S. securities laws. The Agreement shall provide (i) the necessary assurances by Newmont to allow Solitario to issue the shares under the private placement; (ii) that the share certificates shall contain an appropriate legend to reflect the resale restrictions; and (iii) that Newmont shall have the right to piggy-back its shares under any future registration by Solitario. Private Placement Funds will be used solely by Solitario in connection with funding Exploration Expenditures as described below and will be accounted for separately from all other Solitario expenditures. The execution of the Agreement shall be subject to obtaining all required regulatory approvals, including, without limitation, the approval of the Toronto Stock Exchange.

2.     Solitario Work Commitment. Solitario shall expend all Private Placement Funds in Exploration Expenditures on: (i) Alliance Projects, (ii) Alliance Properties, excluding any Alliance Property following the date on which Newmont elects not to exercise its Joint Venture Option; or (iii) Joint Venture Properties, as hereinafter defined. Solitario shall expend the Private Placement Funds no later than four years after the date it receives the Private Placement Funds. The "Exploration Expenditure Period" is the period from the Effective Date to the date upon which all the Private Placement funds have been expended by Solitario. If Solitario fails to spend the Private Placement Funds on Exploration Expenditures within the aforementioned four year periods, Newmont may elect to extend the Exploration Expenditure Period until all the funds are expended, and, if Newmont so elects, Newmont may further elect to take over and direct all future Exploration Expenditures on the Alliance Projects, Alliance Properties or Joint Venture Properties, the costs of which shall be funded solely by Solitario, in monthly cash calls, until the full amount of the Private Placement Funds have been expended. If Newmont elects not to extend the Exploration Expenditure Period, then Solitario shall retain the Private Placement Funds for general corporate purposes. "Exploration Expenditures" will include all expenses incurred toward ascertaining the existence, location, quantity, quality or commercial value of mineral deposits in, under, upon or which may be produced from the property including, without limitation, expenses for geophysical surveys, drilling, sampling, assaying and geochemical analysis, metallurgical and engineering work, geological consultants, property acquisition costs, assessment and/or maintenance payments for the property, environmental studies/permit acquisition, and a management fee, in lieu of administrative costs, equal to 5% of Exploration Expenditures. Solitario shall be solely responsible for reclamation created by, or on behalf of, Solitario on the Alliance Projects.

3.     Alliance Projects. Solitario and Newmont shall cooperate in a regional generative program for the purpose of identifying and exploring new projects in South America, which areas shall be identified in an exhibit to the Agreement and, together with any additional project areas which the parties may agree to add during the Exploration Expenditure Period, are referred to as the "Alliance Projects". The establishment of an Alliance Project can only be made by the mutual consent of both Solitario and Newmont. Any property acquired by Solitario within the boundaries of the Alliance Projects during the Exploration Expenditure Period and for a period of two years thereafter shall be an "Alliance Property". Nothing in this Letter of Intent or the Agreement shall preclude or limit Newmont or any of its affiliates from using the Newmont Data, as defined below, in any manner it sees fit, or from acquiring any property interest whether lying within an Alliance Project or otherwise and whether acquired directly or indirectly by Newmont or its affiliate, except that if Newmont acquires a property interest during the Exploration Expenditure Period within the boundaries of an Alliance Project based upon data collected by Solitario and provided to Newmont, such acquired property (a "Newmont Acquisition") shall be offered to Solitario, at Newmont's actual cost, as an Alliance Property. Notwithstanding the foregoing, a Newmont Acquisition shall not include any property interest acquired by Newmont (i) from a third party who offers such property interest to Newmont, unsolicited by Newmont; or (ii) as a result of corporate acquisition, merger, amalgamation, consolidation, reorganization, or similar transaction, and Newmont shall have no obligation to Solitario with respect to any property acquired by Newmont as a result thereof.

4.     Technical Committee. Solitario and Newmont shall form a technical committee ("Technical Committee") to share concepts, ideas and available data on the Alliance Projects, and to oversee and manage Exploration Expenditures on the Alliance Projects. The Technical Committee shall meet quarterly, or as otherwise agreed by the parties in order to accomplish the foregoing. Solitario shall be manager of the technical committee and shall hold the final decision on acquiring Alliance Property and for the place and manner of making Exploration Expenditures. Newmont shall provide the use of its exploration technology, including proprietary BLEG geochemistry, geophysical expertise (including as available NEWTEM geophysics) and support and satellite imagery; all of which shall be provided at Newmont's actual cost and subject to adequate restrictions to protect Newmont's proprietary ownership of such technology, under terms of mutually-acceptable service agreements. During the Exploration Expenditure Period, Newmont will allow Solitario, without charge, reasonable non-exclusive access to Newmont's existing in-house geologic data on the Alliance Projects (the "Newmont Data"), and will allow Solitario to make copies of the Newmont Data to use during the Exploration Expenditure Period. Solitario shall return all copies of Newmont Data to Newmont at the end of the Exploration Expenditure Period, except for Newmont Data which directly pertains to an Alliance Property. In the case of Newmont Data which directly pertains to an Alliance Property, Solitario shall return all copies of such Newmont Data to Newmont upon (i) abandonment of the Alliance Property; or (ii) Newmont's acquisition of the Alliance Property, including without limit such acquisition under Section 8 (Abandonment) or Section 9 (Right of First Refusal), hereof. Newmont makes no representations or warranties on the accuracy, completeness or suitability of the Newmont Data for any purpose. The Newmont Data will remain the sole property of Newmont and will be held strictly confidential by Solitario in accordance with Section 16 hereof.

5.     Newmont Royalty. Upon acquiring an Alliance Property, Solitario shall immediately notify Newmont and promptly execute and deliver to Newmont a royalty deed or similar instrument (the "Royalty Deed") conveying to Newmont, or its designated affiliate, the following net smelter returns royalty ("NSR") in such Alliance Property: (i) 0.5% NSR for gold recovered in a concentrate producing, copper-gold flotation mill; (ii) 1% NSR for gold recovered as dore in a non-flotation mill; (iii) 2% NSR for gold recovered by heap leach processing; and (iv) 1% NSR for all other minerals. The Royalty Deed shall be in a form reasonably acceptable to Newmont, sufficient to document and protect Newmont's interest and reflect the terms of the Agreement, including without limit the provisions set out in this Letter of Intent on the Joint Venture Option; Abandonment; Reports and Data; Governing Law; Right of First Refusal; Assignment; Indemnification; and Dispute Resolution.

6.     Joint Venture Option. Newmont shall have the option to enter into a joint venture, as described below (the "Joint Venture Option") on all Alliance Property, and each Royalty Deed granted to Newmont on an Alliance Property shall include a grant to Newmont of the Joint Venture Option. If Newmont elects the Joint Venture Option, Solitario and Newmont shall, within 90 days of Newmont's delivery of such notice, negotiate in good faith and enter into a joint venture agreement, which will generally follow the form of Rocky Mountain Mineral Law Foundation, Form 5 (the "Joint Venture Agreement").

a)  Phase-I Earn-in. Solitario shall provide written notice to Newmont within 30 days or as soon as practical after Solitario has expended US$400,000 in Exploration Expenditures on and for the direct benefit of an Alliance Property, which includes at least 1,200 meters of core drilling or 2,500 meters of reverse circulation drilling, or a proportionally equivalent combination of core and reverse circulation drilling (the "Solitario Minimum Expenditure"), which notice shall include an accounting of Solitario's Exploration Expenditures on and for the direct benefit of such Alliance Property and copies of all factual data not previously provided to Newmont. For a term (the "JV Option Term") commencing on the date Newmont receives the preceding notice and data from Solitario, and thereafter until 60 days following Solitario's completion and delivery to Newmont of a Bankable Feasibility Study, as described in Exhibit A, covering such Alliance Property, Newmont may elect the Joint Venture Option by notifying Solitario in writing of such election. The property subject to the Joint Venture shall be the Alliance Property on which such expenditures and/or Bankable Feasibility Study has been completed, together with all other contiguous Alliance Property and a 2-kilometer area of interest (the "Joint Venture Property"). As its initial contribution to the Joint Venture, Newmont would (i) fund all Joint Venture expenditures until it has spent an amount equal to 200% of Solitario's Exploration Expenditures spent during the Exploration Expenditure Period and 250% of Solitario's Exploration Expenditures, if any, spent by Solitario after the Exploration Expenditure Period on and for the direct benefit of the Alliance Property from the Effective Date to the date Newmont elects the Joint Venture Option ("Solitario's Initial Alliance Property Exploration Expenditures"), and (ii) upon completion of the preceding work by Newmont, contribute to the Joint Venture the net smelter returns royalty Newmont was granted in the Royalty Deed with respect to the Joint Venture Property ("Phase-I Earn-in"). Newmont would have complete discretion to determine the location and extent of work to be performed while making the expenditures for Phase-I Earn-in and would pursue such expenditures and work with reasonable diligence. Subject to extension for periods of Force Majeure as set out below, the maximum time period available to Newmont to complete its Phase-I Earn-in is two-times the period of time Solitario used to complete Solitario's Initial Alliance Property Exploration Expenditures. Upon completion of Phase-I Earn-in, Newmont would acquire an undivided 51% interest in the Joint Venture Property, and would be manager of the Joint Venture, and funding thereafter would be in proportion to each party's participating interest, subject to Newmont's option to elect Phase-II Earn-in. If Newmont elects to exercise the Joint Venture Option, Newmont shall be solely responsible for reclaiming all disturbance created by, or on behalf of, Newmont prior to completing Phase-I Earn-in including disturbance created by Solitario, which Solitario did not reclaim prior to Newmont's election to exercise the Joint Venture Option, the cost of which shall apply toward the Phase-I Earn-in expenditures. After completion of Phase-I Earn-in, all reclamation, permitting, bonding and property maintenance obligations shall become the responsibility of the Joint Venture. If Newmont elects not to exercise its Joint Venture Option or Newmont elects to exercise the Joint Venture Option but does not complete Phase-I Earn-in, Newmont will, with respect to such Alliance Property, forfeit its Joint Venture Option and its Right of First Refusal as provided in Section 9, but Newmont will retain the Newmont Royalty as provided in Section 5.

b)  Mandatory Joint Venture Election. If, during the JV Option Term, Newmont has not exercised the Joint Venture Option and Solitario has spent a minimum of US$700,000 and drilled 4,000 meters of core or 8,000 meters of reverse circulation, or a proportionally equivalent combination of core and reverse circulation drilling on an Alliance Property, Solitario may require Newmont to exercise its Joint Venture Option on such Alliance Property or the Joint Venture Option will be terminated with respect to such Alliance Property. Newmont will have 60 days following Solitario's notification to Newmont of the Mandatory Joint Venture Election to provide written notice of its election to exercise its Joint Venture Option. Notification by Solitario of the Mandatory Joint Venture Election shall include delivery by Solitario to Newmont of all factual data not already provided and a summary of all Exploration Expenditures made by Solitario on such Alliance Property or Alliance Project from the Effective Date to the date of notification. If Newmont fails to exercise its Joint Venture Option or Newmont elects to exercise the Joint Venture Option but does not complete Phase-I Earn-in, Newmont will, with respect to such Alliance Property, retain the Newmont Royalty, but shall forfeit its Right of First Refusal as provided in Section 9 below.

c)  Phase-II Earn-in. Upon completion by Newmont of Phase-I Earn-in, Newmont may within sixty (60) days, at its sole option, elect by providing written notice to Solitario to earn an additional 24% (increasing Newmont's interest to 75%), by solely funding all Joint Venture expenditures to complete a Bankable Feasibility Study, if one has not already been completed, and providing Solitario the Project Financing Option, set out below (collectively the "Phase-II Earn-in").

d)  Phase-II Earn-in not Elected. If Newmont does not elect the Phase-II Earn-in, the participating interests in the Joint Venture shall be 51% Newmont and 49% Solitario. If Newmont does not elect the Phase-II Earn-in and thereafter does not propose an annual program and budget for any given budgetary year equal to, or greater than, the average annual expenditures made by Solitario in completing Solitario's Initial Alliance Property Exploration Expenditure, Solitario shall have the option to propose and commit to solely fund such a program and budget and the Joint Venture Management Committee shall adopt such program and budget for that budgetary year. Upon adoption of the aforementioned Solitario program and budget, Solitario will be deemed to be Manager for such program and budget, and if Newmont elects not to participate in such program and budget, Newmont's participating interest would be diluted in accordance with the terms of the Joint Venture Agreement.

e)  Phase-II Elected, but not Completed. If Newmont elects to proceed with the Phase-II Earn-in, but does not propose an annual program and budget for any given budgetary year equal to, or greater than, the average annual expenditures made by Newmont in completing Newmont's Phase-I Earn-in Expenditure, then Solitario shall have the option to propose and commit to solely fund, without using the Project Financing Option, such a program and budget and the Joint Venture Management Committee shall adopt such program and budget for that budgetary year. Upon adoption of the aforementioned Solitario program, Solitario will be deemed to be Manager, and in the event Solitario solely funds such program and budget, Newmont will be deemed to have forfeited its Phase-II Earn-in election, and its participating interest reverted to 51%. In addition, Newmont's participating interest would be further diluted based on the dilution formula set out in the Joint Venture Agreement, for its election not to participate in such program and budget. In the event Newmont is deemed to have forfeited its Phase-II Earn-in election in accordance with the foregoing, (i) Newmont shall have no further obligations to solely fund Joint Venture Expenditures to complete a Bankable Feasibility Study, and (ii) the Project Financing Option set out in Section 6(j) shall terminate.

f)  Joint Venture Management. Newmont will be the manager of the Joint Venture so long as it maintains a 50% or greater interest in the Joint Venture. In lieu of administrative costs, the manager will earn a management fee of 5% of annual Joint Venture expenditures of US$5.0 million or less, and 3% for Joint Venture Expenditures in excess of US$5.0 million, until commencement of commercial production. Upon commencement of commercial production the management fee will be US$7.00 per ounce, provided however that after commencement of commercial production the management fee shall be adjusted to reflect the manager's actual cost experience, with the proviso that the manager shall neither make a profit or loss from being manager. Notwithstanding the foregoing, to the extent that tax regulations require the management fee to contemplate a profit, such profit shall be based on the market value of a non-related third party providing such management services. A management committee will be formed of two representatives from each party, with voting rights in proportion to the parties' respective participating interest. The manager shall present work programs and budgets annually to the management committee for approval at annual meetings. In the event of a tie vote, the manager shall have the deciding vote.

g)  Dilution. If either party elects not to contribute its proportionate share to an approved program and budget, once joint funding commences, such party's interest shall be subject to straight-line dilution, based upon the formula contained in the Joint Venture Agreement. If either party elects to contribute to a joint venture program but fails to make such contribution, the amount of dilution shall be equal to twice the dilution that would have occurred had the defaulting party initially elected not to contribute. In the event that either party's participating interest is diluted to below 10%, it shall relinquish its participating interest and convert to the following net smelter returns royalty as further defined in the Joint Venture Agreement: (i) 0.5% NSR for gold recovered in a concentrate producing, copper-gold flotation mill; (ii) 1% NSR for gold recovered as dore in a non-flotation mill; (iii) 2% NSR for gold recovered by heap leach processing; and (iv) 1% NSR for all other minerals.

h)  Withdrawal. Prior to completing Phase I Earn-in, Newmont may terminate the Joint Venture Agreement at any time upon 30 days prior written notice to Solitario, and in such event Newmont would retain its net smelter returns royalty under the Royalty Deed. After completing Phase I Earn-in, either party will have the right at any time upon 30 days prior written notice to the other party to withdraw from the Joint Venture by transferring its interest in the Joint Venture to the other party; provided, however, that such withdrawing party will be responsible for any obligations incurred by it prior to such withdrawal.

i)  Venture Structure/Tax Matters. The parties agree that in order to negotiate and conclude the Joint Venture Agreement they will need to consult with tax and legal advisors, and that the Joint Venture may be structured as a corporation or partnership, owned either onshore or offshore as determined pursuant to such tax or legal advice and as necessary to comply with the law in which the Alliance Property is located, maximize organizational and operational efficiencies and minimize the tax liability (to the extent possible) of each of Newmont and Solitario.

j)  Project Financing Option. If Newmont elects to exercise the Phase-II Earn-in, Newmont shall, at Solitario's option, without diluting Solitario's participating interest in the Joint Venture, solely fund all Joint Venture expenditures until commencement of commercial production. Upon commencement of commercial production, funding of Joint Venture expenditures shall again be in proportion to each party's respective participating interests, subject to dilution. Newmont shall recover all Joint Venture expenditures made on Solitario's behalf, plus interest at LIBOR plus 350 basis points, exclusively from eighty percent (80%) of Solitario's share of dividends or distribution of earnings from the Joint Venture, without deducting payments to service any debt Solitario incurred to fund Joint Venture expenditures.

7.     Reports and data. Solitario shall provide Newmont with timely reports of all activities conducted under the Agreement and on all Alliance Property, together with all data and an accounting of the Exploration Expenditures. These reports shall be provided through the regular meetings of the Technical Committee, but in no event less than each calendar quarter, and otherwise at Newmont's reasonable request.

8.     Abandonment. Solitario shall not abandon all or any portion of an Alliance Property without first notifying Newmont in writing of such intent and providing Newmont with all factual data not already provided on such Alliance Property. Newmont shall have 30 days after receiving such notice from Solitario to elect to have the Alliance Property proposed for abandonment transferred to Newmont, free and clear of any encumbrance by Solitario, with such transfer to be completed within 30 days of Newmont's written notice to Solitario. Newmont shall pay any transaction costs required to effect such transfer. If Newmont elects not to acquire such property, or fails to respond to Solitario within said 30 days, Solitario shall be free to abandon such property. In the event Newmont elects to acquire such property, Solitario will transfer the property to Newmont, with the property to be free and clear of all liens and encumbrances and in good standing for at least 90 days after transfer to Newmont. Upon release or abandonment, or transfer to Newmont, Solitario would be obligated to reclaim disturbance caused by its activities on the property unless Newmont desired to further utilize such disturbance or a portion thereof for further exploration, in which event Newmont would assume such reclamation obligation with respect thereto in writing and relieve Solitario of the performance thereof.

8.     Right of First Refusal. Newmont shall have a right of first refusal ("Right of First Refusal") with respect to any bona fide proposed sale, directly or indirectly, by Solitario of all or any portion of an Alliance Property. The Right of First Refusal shall permit Newmont to purchase such interest on the terms offered by any third party, which Solitario is willing to accept, and shall be exercised, if at all, within 30 days after written notice from Solitario of such offer. Newmont's Right of First Refusal shall apply to Solitario, its successors and assigns (including affiliates or successors by merger) but shall not apply to transfers to affiliated or related companies, to corporate reorganizations, mergers, amalgamations, or the sale of all or substantially all of the stock of Solitario, provided that Alliance Property (or Alliance Properties), does not constitute the principal asset (greater than 60% of Solitario's value) of Solitario at the time of such sale. If the Joint Venture Option is exercised each party shall hold a similar Right of First Refusal on any transfer by the other Joint Venture participant.

9.     Right of First Offer. Solitario shall grant to Newmont a right of first offer ("Right of First Offer") on any property that Solitario acquires in South America outside the boundaries of the Alliance Projects during the Exploration Expenditure Period, which property is herein referred to as a "Solitario Property". If Solitario intends to transfer all or any part of its interest in a Solitario Property (the "Offered Property"), it shall first offer said Offered Property to Newmont, on such terms as Solitario is willing to accept (the "Solitario Offer Price"), together with all data pertaining to the Offered Property. If Solitario and Newmont cannot agree on terms for Newmont's purchase of the Offered Property within 30 days of Newmont's receipt of such notice from Solitario, Solitario may thereafter sell such Offered Property; provided, however, for a term of 18 months following such 30-day period, Newmont shall hold a Right of First Refusal, as described in Section 9 hereof, for any proposed sale of such Offered Property which are equal to or less than the Solitario Offer Price. Newmont's Right of First Offer shall apply to Solitario, its successors and assigns (including affiliates or successors by merger) but shall not apply to transfers to affiliated or related companies, to corporate reorganizations, mergers, amalgamations, or the sale of all or substantially all of the stock of Solitario. Properties acquired by Solitario within a two-kilometer area of interest adjacent to a Solitario-owned property position existing before the Effective Date are excluded from this Right of First Offer.

11.     Assignment. Subject to the Right of First Refusal and the Right of First Offer, set out above, either party may assign its interest in an Alliance Property or a Solitario Property, provided however that the assignee shall enter into an agreement with the non-assigning party to assume all terms and obligations pertaining to such interest as set out in the Agreement and the Royalty Deed.

12.     Indemnification. Solitario will indemnify Newmont from and against all liability relating to Solitario's activities under the Agreement, including without limit reclamation of all disturbance created by Solitario in conducting Exploration Expenditures. If Newmont elects to exercise the Joint Venture Option, Newmont will indemnify Solitario from and against all liability relating to Newmont's activities during Phase-I Earn-in, including without limit reclamation of all disturbance created by Newmont in completing Phase-I Earn-in. After Phase-I Earn-in, the Joint Venture shall be responsible for all reclamation and other liability associated with the Joint Venture Property.

13.     Governing Law. The Agreement will be governed by the laws of the State of Colorado, USA and, to the extent applicable to the mineral rights, the laws of the country in which the Alliance Property is located.

14.     Dispute Resolution. Disputes of the parties shall be resolved by binding arbitration in Denver, Colorado in English in accordance with the International Rules of the American Arbitration Association (the "Rules"). For a period of at least 60 days prior to submission of a matter to arbitration, an executive officer of Newmont and an executive officer of Solitario will attempt to resolve the dispute, failing which either party may refer the matter to arbitration by written notice to the other party. For disputes involving amounts of US$2 million dollars or less, the parties shall attempt, by mutual agreement, to nominate a sole arbitrator within 30 days from the date of the initiating party's written notice to the other party. If the parties cannot agree upon a sole arbitrator within such 30 day period, or in the case of disputes involving amounts of more than US$2 million dollars, the arbitration shall be carried out by a panel of three arbitrators with one arbitrator being selected by the initiating party, one arbitrator being selected by the responding party and the third arbitrator being selected by mutual agreement of such two arbitrators. If such two arbitrators cannot agree within 30 days upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. Moreover, if any party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Notwithstanding the foregoing, the arbitrator or arbitrators, as the case may be, shall be English speaking lawyers with at least ten year's experience with international mining joint venture transactions, trained in the common law tradition. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

15.     Force Majeure. The parties' obligations and the timeframes established under this Letter of Intent, the Agreement the Royalty Deed, and the Joint Venture shall be suspended to the extent and for the period that performance is prevented by any cause beyond the party's control, whether foreseeable or unforeseeable, including, without limitation, labor disputes, acts of God, laws, regulations, orders, proclamations, or requests of any governmental authority, inability to obtain and maintain on reasonable terms required surface access, permits, licenses, or other authorizations, or any other matter similar or dissimilar to the above that constitutes an event of force majeure.

16.     Confidentiality and Press Releases. Except where regulatory or stock exchange requirements prohibit, as well as for recording a public deed, the terms of this Letter of Intent, the Agreement and the Royalty Deed are to be held by the parties and their directors, officers, employees, consultants, agents, accountants, legal counsel, financing sources and those of its direct and indirect wholly-owned subsidiaries and parent companies (herein the "Representatives"), in strict confidence. It being agreed that each such Representative will be informed by the respective party of the confidential nature of this Letter and will agree to be bound by the terms of this Letter and further, that each party will be responsible for any breach of this Letter by its Representatives. If either party makes any public disclosure (e.g., press release) of the existence of this Letter of Intent or the terms herein without the prior written consent of the other, the non-disclosing party may revoke any obligations or agreements made herein. The parties understand that disclosure may be required pursuant to law or regulations of an applicable stock exchange, and, in the event that a party desires to make public disclosure, to the extent legally permissible, the other party shall receive 3 business days to review and approve such disclosure, with such approval not to be unreasonably withheld. The party wishing to make a public disclosure shall make all reasonable edits requested by the other party.

     In the event any provision of this Letter of Intent is found to be inconsistent with, or contrary to law, rule or regulation, the latter shall be deemed to control and this Letter of Intent shall be regarded as modified accordingly and, as so modified, shall continue in full force and effect.

     This Letter of Intent is entered into and effective as of the date first written above. This Letter of Intent contains the entire understanding of the parties relating to the specific subject matter hereof, and supersedes all prior agreements and understandings between the parties. The parties have the necessary power and authority to enter into this Letter of Intent which shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Any amendments hereto shall be in writing and signed by the parties hereto.

Newmont Overseas Exploration Limited By: Name: Title:

Solitario Resources Corporation By: Name: Title:

Exhibit A
BANKABLE FEASIBILITY STUDY

A.     "Bankable Feasibility Study" means a detailed report that recommends the development of a mine and includes at least the following information:

1.     A description of the property to be covered by the proposed mine;

2.     The estimated recoverable reserves of minerals and the estimated composition and content thereof;

3.     The proposed procedure for development and mining production;

4.     Results of ore amenability tests (if any);

5.     The nature and extent of the mine facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the report shall also include a preliminary design for such mill;

6.     The total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

7.     All environmental impact studies and costs;

8.     The period in which it is proposed that the property be brought into commercial production;

9.     Such other data and information as are reasonably necessary to substantiate the existence of a mineral deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

10.     Working capital requirements for the initial four months of operation of the property as a mine or such longer period as may be reasonably justified in the circumstances.

Which Bankable Feasibility Study is in such form as is necessary to substantially meet the standards of North American financial institutions for the purpose of determining the advisability of providing project financing on a commercial competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry at that time.